SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 1, 2006

Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

1145 North Road Street, Elizabeth City, North Carolina	27909
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (252) 334-1511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 4 pages, excluding exhibits.

Item 1.01 Entry into a Material Definitive Agreement.
     Effective October 1, 2006, Gateway Bank & Trust Co. (the “Bank”), the principal subsidiary of Gateway Financial Holdings, Inc. (the “Corporation”), entered into Salary Continuation Agreements with D. Ben Berry, Chairman President and Chief Executive Officer of the Corporation, and David R. Twiddy, Senior Executive Vice President of the Corporation (the “Agreements”).
     The Agreements provide for certain payments to the named officers following certain events provided the named officers remain in the continuous employment of the Bank. At normal retirement age of 65, the Agreements provide that each officer will be paid an annual benefit equal to seventy percent (70%) of the officer’s base salary for the final three years of employment. In the case of early retirement at age 62 or disability prior to the normal retirement age of 65, the benefit is reduced to the amount accrued by the Bank for the benefit at such date. The full benefit is also payable following a Change of Control of the Bank, as defined in the Agreements, or following termination of the officer’s employment by the Bank without Cause, as defined in the Agreements. The benefit is unfunded and is not intended to be a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The benefit will be paid over a fifteen (15) year period following normal retirement age of 65, or, in the case of termination of the officer’s employment following a Change in Control, over a fifteen (15) year period following the officer’s termination of employment. The Agreements allow the officers to also petition for a lump sum payment of the benefit. The Agreements also provide that in the event of termination of the officer’s employment following a Change in Control, if payment of the benefit to the officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, the officer will be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes. If the officer dies while employed by the Bank, the Bank shall pay the present value of the full benefit to the officer’s beneficiary. If the officer dies while receiving the benefit, the Bank shall pay the present value of any remaining benefit to the officer’s beneficiary. No benefit will be payable if: (i) the officer is terminated for Cause; (ii) the officer dies as a result of suicide or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed, or the Bank is subject to action by, pursuant to Federal banking law; or (iv) in the case of Mr. Twiddy, the officer competes with the Bank following termination of employment.
The Bank is a full-service community bank with a total of twenty-four offices — thirteen in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, and a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation’s web site at www.gwfh.com.
The Common Stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ Theodore L. Salter Theodore L. Salter Senior Executive Vice President and Chief Financial Officer

Date:	October 2, 2006